UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2010 (June 30, 2010)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

25 Dan Road, Canton, MA	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2010, Network Engines, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Rainer Asset Management Company, LLC (the “Lessor”) that replaces and extends the Company’s existing lease for 83,000 square feet of manufacturing and office space located at 3501 E. Plano Parkway, Plano, Texas 75074.

The Lease Agreement has an initial term of 90 months, with two available extension options of three years each at the election of the Company.  The cumulative base rent under the initial term of the Lease totals $4,332,000, with rent payable monthly.  Under the terms of the Lease, the Company is responsible for the payment of additional rent items, which include property taxes, utilities, insurance premiums, common area costs, and maintenance costs.

The initial term under the Lease became effective on February 1, 2010 and expires July 31, 2017.  As a result, certain future base rent payments have been reduced in the Lease to compensate the Company for the higher base rents it paid under its previous lease.

The foregoing description of the Lease Agreement is not complete and is qualified in its entirety by reference to the Lease Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

10.2         Lease Agreement, dated June 30, 2010, between Network Engines, Inc and Rainer Asset Management Company, LLC

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: July 7, 2010	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary